Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

LiveVox Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.0001 par value	Rule 457(c)	13,333,333 (2)	$11.50 (3)	$153,333,329.50 (3)	$0.0001091	$16,728.67

Equity	Class A Common Stock, $0.0001 par value	Rule 457(c)	85,795,425 (4)	$8.80 (5)	$754,999,740.00	$0.0001091	$82,371.00

Equity	Warrants to purchase Class A Common Stock	Rule 457(c)	833,333 (6)	$1.69 (7)	$1,408,332.77 (7)	$0.0001091	$153.65

	Total Offering Amounts				$909,741,402.27		$99,253.32

	Total Fees Previously Paid						$99,253.32

	Total Fee Offsets						$—

	Net Fee Due						$—

(1)

In the event of a stock split, stock dividend or other similar transaction involving shares of Class A common stock, par value $0.0001 per share (“Common Stock”) of LiveVox Holdings, Inc. (the “Registrant”), in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416(a) under the Securities Act.

(2)

Consists of (i) 833,333 shares of Common Stock issuable upon the exercise of the Forward Purchase Warrants (as defined below) and (ii) 12,500,000 shares of Common Stock issuable upon the exercise of the Public Warrants (as defined below).

(3)	Based upon the exercise price per share of Class A common stock issuable upon exercise of the warrants.
(4)

Consists of the following shares of Common Stock registered for resale by the selling stockholders named in this registration statement: (i) 2,500,000 Forward Purchase Shares (as defined below); (ii) 7,500,000 PIPE Shares (as defined below); (iii) 74,962,092 shares of Common Stock pursuant to the Amended and Restated Registration Rights Agreement (as defined below); and (iv) 833,333 shares of Common Stock underlying the Forward Purchase Warrants.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Common Stock on July 13, 2021, as reported on The Nasdaq Global Select Market.

(6)	Consists of the resale of 833,333 Forward Purchase Warrants, which were issued on June 18, 2021 and will become exercisable on July 18, 2021.
(7)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per warrant and aggregate offering price are based on the average of the high and low prices of the Public Warrants on July 13, 2021, as reported on The Nasdaq Global Select Market.